UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

Portland General Electric Company’s (PGE, or the Company) Coyote Springs natural gas-fired plant located in Boardman, Oregon has been out of service since August 24, 2013 due to equipment failures. Coyote Springs has a net capacity of 246 megawatts, which represents approximately 9% of the Company’s total net generating capacity.
The Company estimates the repair costs to approximate $2 million. The repairs are expected to be completed and the plant back online by mid-November 2013. At this time, repair costs are expected to be included in operating and maintenance expense. Any potential insurance recovery of the repair costs is subject to a $2.5 million deductible for each event.
As a result of this unplanned outage, the Company expects to incur incremental replacement power costs of approximately $6 million.
PGE will host a conference call with financial analysts and investors on November 1, 2013 at 11:00 a.m. ET to discuss financial results for the third quarter 2013, as well as provide an update on our earnings guidance for the full year, including the impact of the Coyote Springs outage.

Information Regarding Forward Looking Statements

This current report includes forward-looking statements. Portland General Electric Company based these forward-looking statements on its current expectations about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements, which include statements concerning the expected duration of the plant outages, the expected cost of replacement power, the expected cost of repair, and the possibility of insurance recovery. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties included in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	September 11, 2013	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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